CONTACTS

From: Anthony J. DeFazio	For: Brian D. Jones, CFO & Treasurer
DeFazio Communications, LLC	American Realty Capital Trust, Inc.
tony@defaziocommunications.com	bjones@arctreit.com
Ph: (484-532-7783)	Ph: (646-937-6900)

FOR IMMEDIATE RELEASE

American Realty Capital Trust to Participate in NAREIT Conference

New York, New York, June 6, 2012 – American Realty Capital Trust, Inc. (NASDAQ: ARCT) (the “Company”) announced today that it will participate in REITWeek 2012, NAREIT’s Investor Forum, in New York, New York, on June 12-14, 2012. William M. Kahane, the Company’s Chief Executive Officer, will make a presentation on Tuesday, June 12, 2012 at 11:45a.m. Eastern Time, which will be webcast live. Details on how to access the live webcast can be found below.

Webcast Details

Date: Tuesday, June 12, 2012

Time: 11:45 a.m. Eastern Time

Webcast Link: http://reitstream.com/reitweek2012/americanrealtycapitaltrust

The webcast will be available to view at www.arctreit.com for 90 days following the live presentation.

Important Notice

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company.

American Realty Capital Trust, Inc., a publicly-traded Maryland corporation listed on The NASDAQ Global Select Market, is a leading self-administered real estate company that owns and acquires single tenant free standing commercial real estate properties that are primarily net leased on a long-term basis to investment grade credit rated and other creditworthy tenants. Additional information about the Company can be found on the Company’s website at www.arctreit.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different.